[LOGO] ASTRATA

Company Contact:                  Porter, LeVay & Rose, Inc.
                                  Michael Porter, President - Investor Relations
Richard Nelson                    Marlon Nurse, VP - Investor Relations
rnelson@astratagroup.com          Jeff Myhre, VP - Editorial
                                  212-564-4700


     ASTRATA GROUP, INC. INCREASES REVENUE FOR FIRST QUARTER OF FISCAL 2006

     Business Shifts to Recurring Revenue Model Without Top Line Disruption

LOS ANGELES, CA, July 20, 2005 - Astrata Group Incorporated (OTC BB: ATTG), an international provider of innovative location-based IT services and solutions that incorporate the use of GPS and wireless communications technologies, announced today its financial results for the first quarter of fiscal 2006, ending May 31, 2005.

Total revenue for the quarter rose to $3.5 million for the quarter ended May 31, 2005 compared with $3.3 million in total revenue for the same period prior year. Gross profit increased approximately $31,000 in the first quarter of fiscal 2006 to $1.36 million from $1.33 million in the first quarter of fiscal 2005

Net loss for the first quarter of fiscal 2006 was approximately $2.78 million, or $0.24 per fully diluted share, compared to net income of just under $81,000 in first quarter fiscal 2005, or $0.01 per fully diluted share. Selling, general and administration expenses for the first quarter of fiscal 2006 were $3.25 million, up from $1.12 million in the same period of the prior year.

Trevor Venter, CEO of Astrata, commented, "Our revenue line shows moderate growth quarter-to-quarter; however, the figure fails to capture a significant shift in the composition of our revenue stream. About 54% of the non-recurring original equipment manufacture and sub-contract manufacturing business in May 2004 was replaced with recurring Telematics business, representing a 102% growth in that business over the prior period ending May 2004. We believe that shift will result in stronger revenues in the future. In addition, Telematics margins decreased from approximately 52% to 31% and Geomatics margins increased from approximately 37% to 42%, as our business is changing from an upfront sales model to one that generates an annuity of revenues from service contracts."

He also said, "Our costs rose, which was expected and discussed at length at the end of fiscal 2005. Some of the increase was due to currency fluctuations, but most of it reflects the operating costs of establishing operations in Asia and Europe; business expansion in Africa; and corporate overhead relating to public company expenses, capital raising, and administrative expenses."

At fiscal year-end, 94% of total revenues were generated by our African region. In the first quarter 2006, our Asia Pacific and African regions were responsible for 16% and 84% of revenue, respectively. As we previously stated, there is a significant time period between entry into a region and commencement of sales revenues in that region. This quarter represented the initiation of significant revenues in our Asia Pacific region."


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Venter concluded, "In fiscal 2005, we built the infrastructure needed to operate as an efficient global company. This quarter, we continued our shift toward a recurring revenue business model, and we did so without serious disruption to our top line. We believe that the loss shown in this quarter is the result of the investments we have made to date. With our new business mix and our sales and support staff in place globally, we expect that the Company's financial results will improve as the year goes on."

Astrata's management will host a conference call to discuss its first quarter results on Wednesday, July 20, 2005 at 11 a.m. EDT (8 a.m. PDT). To participate in the live call, please dial (888) 335-6674 from the U.S. or, for international callers, please dial (973) 935-2100, approximately 15 minutes before the start time. A telephone replay will be available for one month by dialing (877) 519-4471 from the U.S., or (973) 341-3080 for international callers, and entering passcode #6290787.

About Astrata Group Incorporated

Astrata Group Incorporated (OTCBB:ATTG) is a U.S. publicly listed company headquartered in the U.K. Astrata is focused on advanced location-based IT services and solutions (GEO-IT) that combine GPS positioning, wireless communications (satellite or terrestrial) and geographical information technology, which together enable businesses and institutions to monitor, trace, or control the movement and status of machinery, vehicles, personnel or other assets. Astrata has designed, developed, manufactured and currently supports seven generations of GEO-IT systems with over 80,000 units deployed worldwide.

Sales are divided between two divisions: telematics (remote asset management solutions) and geomatics (high-end professional GPS systems with accuracies approaching three millimeters). Astrata has approximately 230 permanent employees, with nearly 100 people in its R&D and manufacturing divisions. For further information please visit www.astratagroup.com.


Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Astrata Group Incorporated (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to:
(i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."


                          -financial tables to follow-


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                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            (UNAUDITED) May 31, 2005

                                     ASSETS

Current assets:
     Cash and cash equivalents                                     $    884,840
     Trade and other receivables, net                                 2,858,668
     Inventories                                                      3,695,744
     Other assets                                                       164,857
                                                                   ------------
Total current assets                                                  7,604,109

Property and equipment, net                                           1,361,897
Intangible assets, net                                                1,715,154
Goodwill                                                              2,481,280
Investment in and advances to affiliate                                 373,736
                                                                   ------------
Total assets                                                       $ 13,536,176
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                              $  6,736,083
     Line of credit                                                     874,797
     Income taxes payable                                               226,025
     Notes payable to stockholders                                    2,035,050
     Advances from stockholder                                          375,779
     Current portion of redeemable preferred stock of subsidiary        387,218
     Current portion of other long-term liabilities                      59,598
                                                                   ------------
Total current liabilities                                            10,694,550

Redeemable preferred stock of subsidiary                                628,715
Long-term liabilities                                                    44,169
Deferred tax liability                                                  538,080
                                                                   ------------
Total liabilities                                                    11,905,514

Minority interest                                                       200,323

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $0.0001 par value, 10,000,000 shares
       authorized, none issued or outstanding                                --
     Common stock, $0.0001 par value, 40,000,000 shares
       authorized, 12,284,492 issued and outstanding                      1,228
     Additional paid-in capital, net                                 11,916,706
     Deferred compensation cost                                        (593,750)
     Accumulated deficit                                            (10,111,555)
     Accumulated other comprehensive income                             217,710
                                                                   ------------
Total stockholders' equity                                            1,430,339
                                                                   ------------
Total liabilities and stockholders' equity                         $ 13,536,176
                                                                   ============


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                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                FOR THE THREE MONTHS ENDED MAY 31, 2005 AND 2004
                                   (UNAUDITED)

                                                        2005            2004
                                                   ------------    ------------
Net sales                                          $  3,495,358    $  3,256,404
Cost of goods sold                                    2,136,329       1,928,180
                                                   ------------    ------------
Gross profit                                          1,359,029       1,328,224

Selling, general and administrative expenses          3,254,524       1,121,778
Research and development                                332,100         152,595
                                                   ------------    ------------
Operating (loss) income                              (2,227,595)         53,851
                                                   ------------    ------------

Other income (expense):
     Interest expense                                  (565,615)         (6,102)
     Equity in net earnings (loss) of affiliate          (9,965)          4,037
     Other income                                        15,473          55,858
                                                   ------------    ------------
Total other (expense) income                           (560,107)         53,793

Income (loss) before minority interest and
  provisions for income taxes                        (2,787,702)        107,644
Income tax provision                                     15,667          26,688
                                                   ------------    ------------
Income (loss) before minority interest               (2,803,369)         80,956
Minority interest                                        19,637              --
                                                   ------------    ------------
Net income (loss)                                  $ (2,783,732)   $     80,956
                                                   ============    ============
Comprehensive income (loss) and its components
  consist of the following:
     Net (loss) income                             $ (2,783,732)   $     80,956
     Foreign currency translation
       adjustment, net of tax                          (165,056)             --
                                                   ------------    ------------
Comprehensive (loss) income                        $ (2,948,788)   $     80,956
                                                   ============    ============

Income (loss) per common share:
     Basic                                         $      (0.24)   $       0.01
     Diluted                                              (0.24)           0.01

Weighted average common shares outstanding:
     Basic                                           11,713,604       6,275,000
                                                   ============    ============
     Diluted                                         11,713,604       6,275,000
                                                   ============    ============

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